Exhibit 4.4

AGILENT TECHNOLOGIES, INC.

(as Obligor)

and

CITIBANK, N.A. (as Trustee)

Third Supplemental Indenture

Dated as of September 9, 2024

4.750% Senior Notes due 2034

Exhibit A    Form of Senior Note

i

THIS THIRD SUPPLEMENTAL INDENTURE, between Agilent Technologies, Inc., a Delaware corporation (the “Obligor”), having its principal office at 5301 Stevens Creek Blvd., Santa Clara, California 95051, and Citibank, N.A., as trustee (the “Trustee”), is made and entered into as of this 9th day of September, 2024.

RECITALS OF THE OBLIGOR

WHEREAS, the Obligor and the Trustee executed and delivered an Indenture dated as of March 12th, 2021 (the “Base Indenture”), to provide for the issuance by the Obligor from time to time of debt securities;

WHEREAS, capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Base Indenture;

WHEREAS, pursuant to a board resolution, the Obligor has authorized the issuance of $600 million of its 4.750% Senior Notes due 2034 (the “Senior Notes”); and

WHEREAS, the Obligor desires to establish the terms of the Senior Notes in accordance with Section 2.01 of the Base Indenture;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Base Indenture” has the meaning assigned in the recitals.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Obligor and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) other than the Obligor or one of its Subsidiaries; (2) the adoption of a plan relating to the Obligor’s liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Section 13(d) of the Exchange Act) of “persons”, other than the Obligor or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Obligor’s Voting Stock or other Voting Stock into which the Obligor’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) the Obligor becomes a direct or indirect wholly owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Obligor’s Voting Stock immediately prior to that transaction and each holder holds substantially the same percentage of Voting Stock of such holding company as such holder held of the Obligor’s shares immediately prior to that transaction or (ii) the Obligor’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Obligor.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Obligor Board” means the board of directors of the Obligor.

“Par Call Date” means June 9, 2034.

“Principal Property” means the Obligor’s principal offices in Santa Clara, California, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) that is real property located within the territorial limits of the United States of America owned by the Obligor or any wholly owned subsidiaries of the Obligor, except such as the Obligor’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Obligor and its subsidiaries taken as a whole) not to be of material importance to the business of the Obligor and its subsidiaries, taken as a whole.

“Rating Agency” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Senior Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the control of the Obligor, the Obligor shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by the Obligor to pay rating agency fees to make a rating of the Senior Notes shall not be a “reason outside of the control of the Obligor” for the purposes of the preceding sentence.

“Ratings Event” means a decrease in the ratings of the Senior Notes by one or more of the Rating Agencies such that the Senior Notes are rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on the 60th day of such period, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Senior Notes below Investment Grade or (y) publicly announces that it is no longer considering the Senior Notes for possible downgrade; provided that no such extension will occur if on such 60th day the Senior Notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency).

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Senior Notes” has the meaning assigned in the Recitals.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Third Supplemental Indenture” means this Third Supplemental Indenture dated as of September 9, 2024 to the Base Indenture between the Obligor and the Trustee, as amended or supplemented from time to time.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Obligor in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Obligor after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the applicable Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Obligor shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable Redemption Date.

If on the third Business Day preceding the applicable Redemption Date H.15 TCM is no longer published, the Obligor shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Obligor shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Obligor shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE II

TERMS OF THE NOTES

SECTION 2.01 Title. The Senior Notes shall constitute a series of Notes having the title “4.750% Senior Notes due 2034” that shall be in the form attached as Exhibit A.

SECTION 2.02 Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under this Third Supplemental Indenture shall be unlimited; provided that the Obligor complies with the provisions of this Third Supplemental Indenture.

SECTION 2.03 Maturity. The entire outstanding principal amount of the Senior Notes shall be payable on September 9, 2034 unless redeemed or repurchased prior to that date.

SECTION 2.04 Interest. The Senior Notes shall accrue interest at a rate of 4.750% per year. Interest shall accrue on the Senior Notes from the most recent Interest Payment Date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the Issue Date of the Senior Notes), payable semiannually in arrears on March 9 and September 9 of each year, beginning on March 9, 2025. The Record Dates for payment of interest shall be February 22 and August 25 of each year. The Obligor shall pay interest on overdue principal at the rate borne by the Senior Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 2.05 Place of Payment. The place where the principal of (and premium, if any) and interest, if any, with respect to the Senior Notes shall be payable shall be the Corporate Trust Office.

SECTION 2.06 Optional Redemption. (a) Prior to the Par Call Date, the Obligor may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

On or after the Par Call Date, the Obligor may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Senior Notes called for redemption become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that, at the Obligor’s option and discretion, a redemption may be subject to one or more conditions precedent including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Obligor or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, the applicable notice of redemption shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the Business Day immediately preceding the relevant Redemption Date. The Obligor shall notify Holders of any such rescission as soon as practicable after it determines that such conditions precedent will not be able to be satisfied or it is not able or willing to waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Senior Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price. Notices of redemption will be mailed to each Holder of Senior Notes to be redeemed at its registered address by first-class mail (or delivered in accordance with the procedures of the Depositary in respect of Global Notes), with a copy to the Trustee, at least 10 but not more than 60 days before the Redemption Date. On and after the Redemption Date, interest will cease to accrue on any Senior Notes that are redeemed unless the Obligor defaults in payment of the Redemption Price.

Any redemption pursuant to this Section 2.06(a) shall be made pursuant to the provisions of Section 2.06(b) through (k) below.

(b) If the Obligor elects to redeem the Senior Notes pursuant to the optional redemption provisions of Section 2.06(a) above, it shall furnish to the Trustee, at least 10 days but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date and (2) the CUSIP and/or ISIN numbers of the Senior Notes.

(c) If fewer than all the Senior Notes are to be redeemed, the particular Senior Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Senior Notes not previously called for redemption, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate (including, in the case of Senior Notes represented by Global Notes, in accordance with the procedures of DTC), and may provide for the selection for redemption of portions (so that any Senior Notes remaining after such selection are equal to the minimum authorized denomination for the Senior Notes or any integral multiple thereof) of the principal amount of Senior Notes of a denomination larger than the minimum authorized denomination for the Senior Notes.

(d) The Trustee shall promptly notify the Obligor in writing of the Senior Notes selected for redemption and, in the case of any Senior Notes selected for partial redemption, the principal amount thereof to be redeemed.

(e) For all purposes of this Third Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Senior Notes shall relate, in the case of any Senior Note redeemed or to be redeemed only in part, to the portion of the principal of such Senior Note which has been or is to be redeemed.

(f) Notice of redemption of Senior Notes to be redeemed, either in whole or in part, shall be given to the Holders thereof, by first-class mail, postage prepaid, mailed (or otherwise delivered in accordance with the procedures of DTC) not fewer than 10 nor more than 60 days prior to the Redemption Date, to each such Holder at such Holder’s last address appearing in the Security Register. All notices of redemption shall state:

(i) the Redemption Date;

(ii) the Redemption Price, or if not then ascertainable, the manner of calculating the Redemption Price;

(iii) the principal amount of Senior Notes to be redeemed and if fewer than all Outstanding Senior Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Senior Notes to be redeemed from the Holder to whom the notice is given and that on and after the Redemption Date, upon surrender of such Senior Note, a new Senior Note or Senior Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued in accordance with Section 2.06(j);

(iv) that on the Redemption Date the Redemption Price shall become due and payable upon each Senior Note called for redemption, and that interest, if any, thereon shall cease to accrue from and after said date;

(v) the place where Senior Notes called for redemption are to be surrendered for payment of the Redemption Price, which shall be the office or agency maintained by the Obligor pursuant to Section 9.02 of the Base Indenture;

(vi) the name and address of the Paying Agent;

(vii) that the Senior Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

(viii) the CUSIP and/or ISIN number, and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Senior Notes.

Notice of redemption of Senior Notes shall be given by the Obligor with a copy to the Trustee or, at the Obligor’s request, by the Trustee in the name and at the expense of the Obligor; provided, however, that if the Obligor requests the Trustee to give such notice, it shall provide an execution version of such notice to the Trustee at least five Business Days before such notice is required to be sent to the Holders (or such shorter period as shall be acceptable to the Trustee).

(g) Notice of any redemption of Senior Notes pursuant to this Section 2.06 may, at the Obligor’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Obligor or another entity). If any redemption is subject to satisfaction of one or more conditions precedent, the applicable notice of redemption shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the Business Day immediately preceding the relevant Redemption Date. The Obligor shall notify Holders and the Trustee of any such rescission as soon as practicable after it determines that such conditions precedent will not be able to be satisfied or the Obligor shall not be able or willing to waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Senior Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price as set forth in this Section 2.06.

(h) On or prior to 11:00 a.m., New York City time, on any Redemption Date, the Obligor shall deposit with the Trustee or with a Paying Agent (or, if the Obligor is acting as its own Paying Agent, segregate and hold in trust as provided in Section 9.03 of the Base Indenture) an amount of money sufficient to pay the Redemption Price of all the Senior Notes which are to be redeemed on that date.

(i) On and after the Redemption Date, interest will cease to accrue on the Senior Notes or any portion thereof called for redemption, unless the Obligor defaults in the payment of the Redemption Price and accrued interest, if any. Upon surrender of such Senior Notes for redemption in accordance with the notice, such Senior Notes shall be paid by the Obligor at the Redemption Price. Any installment of interest due and payable on or prior to the Redemption Date shall be payable to the Holders of such Senior Notes registered as such on the relevant Record Date according to the terms and the provisions of Section 2.06 of the Base Indenture. If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor by the Senior Note.

(j) Any Senior Note that is a Definitive Note that is to be redeemed only in part shall be surrendered at the office or agency maintained by the Obligor pursuant to Section 9.02 of the Base Indenture (with, if the Obligor or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Obligor and the Trustee duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing) and the Obligor shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge and at the expense of the Obligor, a new Senior Note or Senior Notes in certificated form, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of such Senior Note so surrendered.

(k) The Obligor’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no obligation to calculate or verify the calculation of the Redemption Price.

SECTION 2.07 Change of Control Repurchase. (a) If a Change of Control Repurchase Event occurs, unless the Obligor has exercised its right to redeem the Senior Notes as set forth in Section 2.06, the Obligor shall be required to make an offer to each Holder of the Senior Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but not including, the date of repurchase.

(b) Within 30 days following any Change of Control Repurchase Event or, at the option of the Obligor, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Obligor shall send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the repurchase date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c) The Obligor shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.07 or numbered paragraph 7 of the Senior Notes, the Obligor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.07 or numbered paragraph 7 of the Senior Notes by virtue of compliance with such securities laws or regulations.

(d) On the repurchase date following a Change of Control Repurchase Event, the Obligor shall, to the extent lawful:

(i) accept for payment all the Senior Notes or portions of the Senior Notes properly tendered pursuant to its offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Senior Notes or portions of the Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes being purchased by the Obligor.

(e) The Paying Agent shall promptly send to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered.

(f) The Obligor shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Obligor and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

(g) Should the Obligor choose to exercise its rights under Section 3.02 of the Base Indenture, it shall no longer be obligated to make an offer to repurchase the Senior Notes following a Change of Control Repurchase Event.

SECTION 2.08 Issue Date. The Issue Date of the Senior Notes is September 9, 2024.

SECTION 2.09 Issue Price. The issue price of the Senior Notes issued on the Issue Date is 99.638% of the aggregate principal amount of the Senior Notes issued on the Issue Date; the issue price of Senior Notes issued after the Issue Date may have a different issue price.

SECTION 2.10 Definitive and Global Notes. The Senior Notes are issuable in whole or in part in the form of Definitive Notes or as one or more Global Notes in accordance with the Base Indenture, and the Depositary for such Global Notes shall be DTC.

SECTION 2.11 Denomination. The Senior Notes shall be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.12 Further Issuances. The Obligor may issue an unlimited principal amount of additional Senior Notes; provided that, any such additional Senior Notes shall have identical terms as the Outstanding Senior Notes, other than with respect to the date of issuance, issue price, first Interest Payment Date, initial interest accrual date and amount of interest payable on the first Interest Payment Date applicable thereto; provided, further, that any such additional Senior Notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Outstanding Senior Notes and will vote together as one class on all matters with respect to the Senior Notes; provided, further, that any additional Senior Notes may only bear the same CUSIP and/or ISIN number as the Outstanding Senior Notes if they would be fungible for United States federal tax purposes with such Outstanding Senior Notes.

SECTION 2.13 Defeasance and Discharge of Covenants upon Deposit of Moneys, U.S. Government Obligations. (a) Sub-clause (b) of the first paragraph of Section 3.02 of the Base Indenture is hereby supplemented to add after “9.07” thereof:

“and Section 2.07 of the Third Supplemental Indenture, dated September 9, 2034, between the Obligor and the Trustee”

(b) The last sentence of the third to last paragraph of Section 3.02 of the Base Indenture is hereby supplemented to add to the end thereof: “and the Obligor shall no longer be obligated to make an offer to repurchase Senior Notes under Section 2.07 of the Third Supplemental Indenture upon the occurrence of a Change of Control Repurchase Event (as defined in the Third Supplemental Indenture, dated September 9, 2024, between the Obligor and the Trustee).”

SECTION 2.14 Events of Default. (a) In addition to the Events of Default set forth in Section 4.01 of the Base Indenture, the Senior Notes shall include the following additional Event of Default designated as clause (8) of such Section, which shall be deemed an Event of Default under Section 4.01 of the Base Indenture:

“(8) a failure by the Obligor to repurchase Senior Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 2.07 of the Third Supplemental Indenture, dated September 9, 2024, between the Obligor and the Trustee.”

(b) Notwithstanding the Events of Default set forth in Section 4.01 of the Base Indenture, the Event of Default set forth as clause (7) of such Section shall not be applicable to the Senior Notes and shall not be deemed an Event of Default with respect to the Senior Notes.

SECTION 2.15 Limitation on Liens. In addition to the exceptions to the limitations on liens restrictions set forth in Section 9.06 of the Base Indenture, the Senior Notes shall include the following additional exception designated as clause (11) of such Section:

“(11) liens existing on the date of the Third Supplemental Indenture, dated September 9, 2024, between the Obligor and the Trustee.”

SECTION 2.16 Counterpart Originals. This Third Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Third Supplemental Indenture or any document to be signed in connection with this Third Supplemental Indenture, including execution of the Senior Notes and authentication thereof by the Trustee, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder that is required to be signed must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the Obligor)), in English. The Obligor agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 2.17 Trustee. The recitals contained herein and in the Senior Notes shall be taken as the statements of the Obligor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or the Senior Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture, authenticate the Senior Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Obligor of the Senior Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

[SIGNATURE PAGE FOLLOWS]

AGILENT TECHNOLOGIES, INC.

By	/s/ Guillermo Gualino
Name:	Guillermo Gualino
Title:	Vice President and Treasurer

[Signature Page to Third Supplemental Indenture]

CITIBANK, N.A.,
as Trustee

By	/s/ Keri-anne Marshall
Name:	Keri-anne Marshall
Title:	Senior Trust Officer

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

Form of Senior Note

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE OBLIGOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. [___]		$[___________]

4.750% Senior Note due 2034

CUSIP No. 00846U AR2

ISIN No. US00846UAR23

AGILENT TECHNOLOGIES, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on September 9, 2034.

Interest Payment Dates: March 9 and September 9, beginning March 9, 2025.

Record Dates: February 22 and August 25.

Additional provisions of this Senior Note are set forth on the other side of this Senior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

AGILENT TECHNOLOGIES, INC.

By
Name:
Title:

Dated: September 9, 2024

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

CITIBANK, N.A., as Trustee, certifies that this is one of the Senior Notes referred to in the Third Supplemental Indenture.

By
Authorized Signatory

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[__________]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

4.750% Senior Notes due 2034

1.	Interest

AGILENT TECHNOLOGIES, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Obligor”), promises to pay interest on the principal amount of this Senior Note at the rate per annum shown above. The Obligor shall pay interest semi-annually on March 9 and September 9 of each year, beginning on March 9, 2025. Interest on this Senior Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from September 9, 2024 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Obligor shall pay interest on overdue principal at the rate borne by this Senior Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Obligor shall pay interest on this Senior Note (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date. Holders must surrender this Senior Note to a Paying Agent to collect principal payments. Payments in respect of this Senior Note represented by a Global Note (including principal, premium, if any, and interest) shall be made in immediately available funds to DTC or its nominees, as the case may be, as the Holder of such Global Note. The Obligor will make all payments in respect of any certificated Senior Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Obligor, payment of interest may be made by mailing a check to the registered address of each Holder thereof or, upon request of a Holder of at least $1,000,000 aggregate principal amount of Senior Notes, by wire transfer to an account located in the United States by the payee.

3.	Paying Agent and Registrar

Initially, Citibank, N.A., a national banking association, as trustee (the “Trustee”), will act as Paying Agent and Registrar. The Obligor may act as Paying Agent.

4.	Indenture

The Obligor issued this Senior Note under an Indenture dated as of March 12, 2021 (the “Base Indenture”), between the Obligor and the Trustee, as supplemented by the Third Supplemental Indenture, dated as of September 9, 2024 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Obligor and the Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of this Senior Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Senior Note is subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the Trust Indenture Act for a statement of such terms and provisions. In the event of a conflict between any provision of this Senior Note and the Indenture, the terms of the Indenture shall govern.

This Senior Note is a senior unsecured obligation of the Obligor of which an unlimited aggregate principal amount may be at any one time Outstanding. The Indenture imposes certain limitations on the ability of the Obligor and its Subsidiaries to, among other things, create or incur liens and enter into certain Sale and Leaseback Transactions. The Indenture also imposes limitations on the ability of the Obligor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

5.	Sinking Fund

This Senior Note is not subject to any sinking fund.

6.	Optional Redemption; Notice of Redemption

The Obligor may redeem this Senior Note at its option at any time in whole or in part on the terms and conditions, and at the Redemption Prices, set forth in the Indenture.

If the Obligor elects to redeem this Senior Note, it shall furnish the Trustee, at least 10 days but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date and (2) the CUSIP and/or ISIN numbers of this Senior Note.

Notice of any redemption of this Senior Note may, at the Obligor’s discretion, be given subject to one or more conditions precedent, as more specifically provided in the Indenture.

Notice of redemption of this Senior Note, either in whole or in part, shall be given to the Holder thereof at the option of the Obligor by first-class mail, postage prepaid, mailed (or otherwise delivered in accordance with the procedures of DTC) not fewer than 10 nor more than 60 days prior to the Redemption Date to such Holder at such Holder’s last address appearing in the Security Register for the Senior Notes, with a copy to the Trustee.

7.	Repurchase of this Senior Note at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Obligor has exercised its right to redeem this Senior Note as described in the Indenture, the Obligor shall be required to make an offer to the Holder of this Senior Note to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of this Senior Note at a repurchase price in cash equal to 101% of the aggregate principal amount of such percentage of this Senior Note plus any accrued and unpaid interest on the portion of this Senior Note so repurchased to, but not including, the date of repurchase, as provided in, and subject to the terms of, the Indenture.

8.	Denominations; Transfer; Exchange

Senior Notes may be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange this Senior Note in accordance with the Indenture. Upon any transfer or exchange, the Obligor and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Obligor need not register the transfer of or exchange this Senior Note if selected for redemption (except, in the event it will be redeemed in part, the portion not to be redeemed), or to transfer or exchange this Senior Note for a period of 10 days prior to a selection of Senior Notes to be redeemed.

9.	Persons Deemed Owners

With certain exceptions, the registered Holder of this Senior Note may be treated as the owner of it for all purposes.

10.	Unclaimed Money

Subject to applicable abandoned property law, if money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee shall pay the money back to the Obligor at its request. After any such payment, Holders entitled to the money must look to the Obligor for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

11.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Obligor at any time may terminate some of or all its obligations under this Senior Note and the Indenture if the Obligor deposits with the Trustee U.S. dollars or non-callable U.S. Government Obligations for the payment of principal of, premium, if any, and interest on, this Senior Note to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended under certain circumstances with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Notes and (ii) certain defaults may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Senior Notes. Subject to certain exceptions set forth in the Indenture, without the consent of the Holders of any Senior Notes, the Obligor and the Trustee may amend the Indenture: (i) to evidence the succession of another Person to the Obligor and the assumption by any such successor of the covenants of the Obligor under the Indenture and the Senior Notes; (ii) to add such further covenants, restrictions, conditions or provisions for the protection of the Holders of Senior Notes; (iii) to surrender any right or power conferred upon the Obligor; (iv) to add any additional events of default for the benefit of Holders of the Senior Notes; (v) to add to or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of Senior Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Senior Notes in uncertificated form; (vi) to secure the Senior Notes or add guarantees with respect to the Senior Notes; (vii) to provide for the issuance of additional Senior Notes in accordance with the provisions of the Indenture; (viii) to add or appoint a successor or separate Trustee; (ix) to cure any ambiguity or correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provision contained in the Indenture; provided that the interests of the Holders of the Senior Notes are not adversely affected in any material respect; (x) to supplement any of the provisions of the Indenture as necessary to permit or facilitate the defeasance and discharge of Senior Notes; (xi) to make any other change that would not adversely affect the Holders of the Senior Notes in any material respect; (xii) to make any change necessary to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; and (xiii) to conform the Indenture to the section entitled “Description of Debt Securities” in the prospectus dated September 3, 2024 relating to the Senior Notes or the section entitled “Description of Notes” in the prospectus supplement dated September 4, 2024 relating to the Senior Notes.

13.	Defaults and Remedies

If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Obligor) with respect to this Senior Note occurs and is continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes may declare the principal of all Outstanding Senior Notes, and the interest to the date of acceleration, if any, accrued thereon, to be immediately due and payable by notice in writing to the Obligor (and to the Trustee if given by Holders) specifying the Event of Default. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Obligor occurs, then the principal amount of all the Senior Notes then Outstanding and interest accrued thereon, if any, will become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Senior Notes, to the fullest extent permitted by applicable law.

Under certain circumstances, the Holders of a majority in principal amount of the Outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

No Holder of this Senior Note may institute any action, unless and until: (i) such Holder has given the Trustee written notice of a continuing Event of Default with respect to the Senior Notes; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders has or have offered the Trustee such indemnity and/or security satisfactory to the Trustee against the losses, costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity and/or security; and (v) no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes. These limitations do not apply to a suit instituted by a Holder of any Senior Notes for enforcement of payment of the principal of, and premium, if any, or interest on, such Senior Notes on or after the respective due dates expressed in such Senior Notes.

14.	Trustee Dealings with the Obligor

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Senior Note and may otherwise deal with the Obligor with the same rights it would have if it were not Trustee.

15.	Authentication

This Senior Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Senior Note.

16.	Governing Law

THIS SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17.	CUSIP and ISIN Numbers

The Obligor has caused CUSIP and ISIN numbers to be printed on this Senior Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Senior Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Obligor will furnish to any Holder of this Senior Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Senior Note.